                                                               Exhibit 3a


                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                           C.I.S. TECHNOLOGIES, INC.

      Pursuant to the provisions of the General Corporation Law of the State of Delaware, C.I.S. Technologies, Inc. (the "Company"), a Delaware corporation, does hereby certify:

      FIRST:      That the Board of Directors of the Company, at a meeting
duly held December 18, 1991, adopted a resolution proposing and recommending that Section 7 of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

            7. The business and affairs of the Corporation shall be managed by the Board of Directors. Directors of the Corporation need not be Shareholders of the Corporation and need not be elected by ballot unless required by the Corporation's Bylaws.

            The Board of Directors may exercise all such powers and do all such acts and things as the Corporation may exercise and do and which are not by this Certificate or otherwise lawfully directed or required to be exercised or taken by the Corporation pursuant to a vote of its Shareholders, but subject nevertheless to the provisions of this Certificate and all laws affecting the Corporation.

      SECOND:     The aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the state of Delaware, as amended, by the approval of a majority of the issued and outstanding stock of the company entitled to vote thereon at a meeting of the Company's stockholders duly held on April 16, 1992.

      THIRD:      There are no other changes to the Company's Certificate of
Incorporation, as previously amended and on file with the Secretary of state of the State of Delaware.

      IN WITNESS WHEREOF, said C.I.S. Technologies, Inc. has caused this Certificate of Amendment to be signed by Philip D. Kurtz, its President and attested by Kellie Watts, its Secretary.

      DATED this 25th day of August, 1993.

                                    C.I.S. TECHNOLOGIES, INC.

                                    By:   /s/ Philip D. Kurtz
                                          Philip D. Kurtz, President

ATTEST:

/s/ Kellie J. Watts
Kellie Watts, Secretary